Exhibit 10.9

GREEN MOUNTAIN COFFEE ROASTERS, INC.

2002 DEFERRED COMPENSATION PLAN

AS AMENDED ON DECEMBER 13, 2007

1. IN GENERAL. The plan set forth herein is an amendment and restatement, effective as to all Accounts remaining unpaid as of December 13, 2007, of the 2002 Deferred Compensation Plan previously established by Green Mountain Coffee, Inc., now Green Mountain Coffee Roasters, Inc. (including any successor, the “Company”).

2. DEFINED TERMS. As used in the Plan, the following terms have the meanings associated with them below:

“Account”: a memorandum account, including any subaccounts, maintained by the Administrator to reflect the Employer’s unfunded deferred compensation obligation to a Participant hereunder.

“Administrator”: the Board or, if so determined by the Board, a committee of the Board. The Board or committee of the Board, as the case may be, may delegate any of its duties and responsibilities under the Plan to such persons (including employees) as it determines. In the case of any such delegation, the term “Administrator” shall include, to the extent of such delegation, the person or persons to whom such duties and responsibilities were delegated.

“Board”: the Board of Directors of the Company.

“Change in Control”: The first to occur of any of the following events:

(a) a change in the control of the Company of a nature that would be required to be reported in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement;

(b) a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to section 13(d) of the Exchange Act) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the voting power of the Company then outstanding;

(c) the individuals who, as of December 12, 2002, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(d) the approval of the shareholders of the Company of (A) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the voting power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (B) any sale, lease, exchange or other transfer in one transaction or series of related transactions of substantially all of the assets of the Company; or (C) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(e) a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control.

“Code”: the federal Internal Revenue Code of 1986, as amended.

“Common Stock”: the common stock of Green Mountain Coffee Roasters, Inc.

“Earliest Post-Separation Payment Date”: whichever of the following is relevant in the circumstances: (i) in the case of a Participant who is not a Specified Employee at the date he or she Separates from Service of the Employer, the date of such Separation from Service, and (ii) in the case of a Participant who is a Specified Employee at the date he or she Separates from Service, the date that is six (6) months following the date of such separation.

“Earnings Measure”: a measure of notional investment performance, including without limitation a Stock Unit, that produces either a “rate of return on a predetermined actual investment” or a “reasonable rate of interest” as those terms are defined in the Treasury Regulations at Section 31.3121(v)(2)-1(d)(2).

“Eligible Person”: an individual who is (i) employed by an Employer, determined by the Administrator to qualify as a “highly compensated or management” employee for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) OF ERISA, and designated by the Administrator as eligible to participate in the Plan, provided that such designation has not been revoked by the Administrator, or (ii) a member of the Board. A change in an individual’s eligibility status shall not affect any deferral election under Section 3 for which the applicable deferral election deadline had passed prior to such change in status.

“Eligible Pay”: except as otherwise determined by the Administrator, (i) in the case of an Eligible Person who is an employee (including an officer) of an Employer, any or all of such Eligible Person’s salary, commissions, and bonuses, and (ii) in the case of an Eligible Person who is a member of the Board and not described in clause (i), any or all of such Eligible Person’s director fees. The amount of an individual’s Eligible Pay for purposes of applying any percentage deferral election shall be determined prior to deferrals under the Plan or under any other program of the Employer. For the avoidance of doubt, any change by the Administrator in amounts included or excluded from an individual’s Eligible Pay shall be effective only as to deferrals for which the applicable deferral election deadline had not passed prior to such change.

“Employer”: the Company and its Subsidiaries, or any of them.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“Participant”: an Eligible Person who participates in the Plan.

“Plan”: the amended and restated Green Mountain Coffee Roasters, Inc. 2002 Deferred Compensation Plan as set forth herein, as the same may from time to time be amended and in effect.

“Stock Unit”: an Earnings Measure consisting of one notional share of Common Stock.

“Section 409A”: Section 409A of the Code, including the Treasury Regulations thereunder and other applicable Internal Revenue Service guidance.

“Separation from Service” (and correlative terms): an individual’s separation from service from the Employer, determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. The Administrator may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Plan.

“Specified Employee”: an individual who is determined by the Administrator to be or to have been, as of the relevant time, a “specified employee” (as that term is defined at Section 1.409A-1(i) of the Treasury Regulations) of the Employer. The Administrator may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Plan.

“Subsidiary”: any corporation or other trade or business that together with the Company would be treated as a single “employer” for purposes of Section 1.409A-1(h)(3) of the Treasury Regulations (applied without regard to any permissible special elections thereunder).

“Treasury Regulations”: the Department of the Treasury regulations at 26 CFR (pertaining to the Code).

3. DEFERRAL ELECTION.

3.1. In General. Subject to the other requirements of this Section 3, each Eligible Person may elect to defer hereunder a specified portion or percentage of his or her Eligible Pay, if any, for any calendar year. Each such deferral shall be made by the Participant’s delivery to the Administrator of a deferral election on or before the date specified by the Administrator, which date shall in all events (except as provided in Section 3.2 below) be, or fall prior to:

(a) in the case of any bonus that qualifies as “performance-based compensation” within the meaning of Section 1.409A-1(e) of the Treasury Regulations, the date that is six (6) months before the end of the performance period, but only if the Eligible Person has been in continuous employment with the Employer since the later of the beginning of the performance period or the date the performance criteria are established and only if, on the date of the deferral election, the compensation has not become readily ascertainable (as determined in accordance with Section 1.409A-2(a)(8) of the Treasury Regulations).

(b) in every other case, the last day of the calendar year preceding the calendar year in which the services to which the compensation relates are to be performed.

Each election made under this Section 3.1 shall become irrevocable in accordance with such rules as the Administrator may establish but not later than the election deadline specified in (a) or (b) above, as applicable; provided, that if the Participant is paid under Section 5.5 on account of an unforeseeable emergency, or makes a hardship withdrawal from the Employer’s 401(k) plan pursuant to Section 1.401(k)-1(d)(3) of the Treasury Regulations, any deferral election then in effect under this Section 3.1 shall forthwith be canceled.

3.2. First Year Of Participation.

(a) Notwithstanding Section 3.1 above, an individual who first becomes eligible to participate in the Plan during the course of a calendar year may elect to defer a specified portion or percentage of his or her Eligible Pay in respect of services to be performed for the remainder of the calendar year or portion thereof by delivering to the Administrator an irrevocable deferral election within thirty (30) days of first becoming eligible. In the case of performance pay for a specified performance period that had begun but had not ended prior to a mid-year election, unless Section 3.1(a) applies the election may apply to no more than the portion of such pay that equals the total amount of such pay multiplied by a fraction, the numerator of which is the number of days remaining in the performance period after the election and the denominator of which is the total number of days in the performance period.

(b) An individual who already participates or is eligible to participate in (including, except to the extent otherwise provided in Section 1.409A-2(a)(7) of the Treasury Regulations, an individual who has any entitlement, vested or unvested, to payments under) any other nonqualified deferred compensation plan that would be required to be aggregated with the Plan for purposes of Section 1.409A-1(c)(2) of the Treasury Regulation shall not be treated as eligible for the mid-year election rules of this Section 3.2 with respect to the Plan, even if he or she had never previously been eligible to participate in the Plan itself.

3.3. Limits. Except as otherwise determined by the Administrator and subject to such minimum deferral amounts as the Administrator may prescribe, an Eligible Person may elect to defer hereunder (i) up to 50% or less of his or her base salary or commissions (in the case of an employee) or up to 100% or less of his or her fees (in the case of a non-employee director) for any calendar year, plus (ii) up to 100% of any cash incentive pay for the calendar year. Any change by the Administrator in the limits applicable to deferrals under the Plan shall take effect only as to deferrals for which the election deadline has not passed.

3.4. Form of Election. Each deferral election shall be made in writing on a form prescribed by or acceptable to the Administrator. Unless the Administrator expressly provides, prior to the applicable election deadline, that a deferral election already in effect will automatically and irrevocably carry over to future deferral periods unless modified or canceled prior the applicable election deadline, an Eligible Person must make a new deferral election for each applicable period. To the extent consistent with Section 409A, the Administrator may condition the effectiveness of any election upon the delivery by the Participant of such other form or forms as the Administrator may prescribe.

4. ACCOUNTS; CREDITS. For each Participant, the Administrator shall maintain an Account, which at all times shall be fully vested, reflecting deferrals and notional earnings as hereinafter provided.

4.1. Deferral Credits. Each amount deferred by a Participant under Section 3 above shall be credited to the Participant’s Account as of the date it would have been paid absent the deferral.

4.2. Notional Earnings. Not less frequently than annually, the Administrator shall adjust (up or down) each Participant’s Account to reflect notional earnings. Notional earnings shall be based on such Earnings Measure or Measures as the Administrator shall specify. The Administrator may, but need not, permit Participants to (i) select the Earnings Measures that will apply to their Accounts from among those specified by the Administrator, and (ii) change such Measures prospectively at any time. The Administrator shall have the absolute discretion at any time to alter or amend the Earnings Measures used in valuing and adjusting Accounts; provided, that the Administrator may not, without the written consent of the affected Participant, alter any Earnings Measure retroactively to the extent that the effect of such alteration would be to reduce the balance of the Participant’s Account below what it was immediately prior to such alteration. Nothing herein shall be construed as obligating the Administrator or any Employer to set aside assets or establish a trust or other fund for purposes of the Plan.

4.3. Stock Units.

(a) Notwithstanding Sections 4.1 and 4.2 above but subject to Section 4.3(c) below, an Eligible Person may irrevocably elect at the time of deferral to have a portion or all of the amount so deferred credited as Stock Units on the last day of the month in which the Eligible Pay would otherwise have been paid, in a number equal to the number of shares of Common Stock (one Stock Unit for each share) that could have been purchased with the amount so deferred had such amount been applied to such purchase using the last sale price for the Common Stock reported on the Nasdaq National Market (or, if the Common Stock is then principally traded on another exchange, the closing price on such exchange). Any portion of a Participant’s Account denominated in Stock Units pursuant to this Section 4.3(a): (i) shall be increased, in the event any cash dividend is declared with respect to the Common Stock while such portion of the Account remains unpaid, by additional Stock Units equal in number to the number of shares of Common Stock in which such dividend (had it been payable with respect to Stock Units on the same basis as with respect to shares of Common Stock) could have been reinvested on the dividend payment date, using the last sale price for the Common Stock reported on the Nasdaq National Market (or, if the Common Stock is then principally traded on another exchange, the closing price on such exchange) for the payment date, and (ii) shall be payable only in shares of Common Stock, with one share of Common Stock payable for each Stock Unit; provided, that in the event of a Change in Control any portion of a Participant’s Account then denominated in Stock Units shall (A) as of the date of the Change in Control, be notionally re-invested (assuming a per-share value equal to the per-share value of the Common Stock immediately prior to the Change in Control) in one or more other Earnings Measures specified by, or elected in accordance with rules prescribed by, the Administrator, and (B) when payable thereafter in accordance with the provisions of Section 5 shall be payable in cash.

(b) In the event of any change in the outstanding shares of the Company’s Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, the Administrator shall appropriately adjust the number of Stock Units, if any, allocated to a Participant’s Account to reflect such event, any such adjustment to be conclusive and binding on all parties.

(c) Subject to adjustment pursuant to Section 4.3(b) above, a maximum of three hundred thousand (300,000) shares of Common Stock are available for delivery under the Plan. If the Administrator determines that a deferral into Stock Units pursuant to Section 4.3(a) above could reasonably be expected to result in an issuance of shares of Common Stock in excess of such limit (as the same may from time to time be increased by Plan amendment, subject to shareholder approval to the extent required), the Administrator may reallocate any such deferrals to other Earnings Measures and/or require that a portion or all of affected Participants’ Accounts be distributed in cash.

4.4 Certain Taxes. To the extent any amount deferred or credited hereunder to the Account of a Participant is treated as “wages” for FICA/Medicare tax purposes in the year of deferral rather than when distributed, as determined by the Administrator, then the Administrator may (i) require that the Participant timely pay such taxes in cash by separate check to the Employer, or (ii) cause a portion of the Participant’s Account to be distributed equal to the currently owed FICA/Medicare taxes and any income-tax withholding relating to such distribution.

5. PAYMENT OF DEFERRED AMOUNTS. The Participant’s Employer shall make distributions of Account balances as provided in this Section. Except as provided at Section 4.3(a) above, all distributions shall be in cash.

5.1. Time of Distribution. At the time of a Participant’s deferral election under Section 3 above and subject to the remaining provisions of this Section 5, the Participant may elect to receive all or any portion of the amount then being deferred, adjusted for notional earnings as described at Section 4 above, in a single lump sum at or within thirty (30) days following, or in installments commencing at or within thirty (30) days following, a fixed date specified in such election (a “fixed-term deferral”); provided, that if the Participant Separates from Service prior to the date so specified, any amounts subject to the “fixed-term deferral” then remaining to the Participant’s Account shall be distributed in a single lump sum on the Earliest Post-Separation Payment Date following the Participant’s Separation from Service; and further provided, that if the Participant makes no fixed-term designation at the time of his or her deferral election under Section 3 above, the amount so deferred, adjusted for notional earnings as described at Section 4 above, shall be paid in a single lump sum on the Earliest Post-Separation Payment Date following the Participant’s Separation from Service.

5.2. Subsequent Deferrals. At any time prior to the date which precedes by twelve (12) months the date on which a distribution would otherwise commence under Section 5.1 above, the Participant who has elected a fixed-term deferral may irrevocably elect to postpone by a period of not fewer than five (5) years the fixed date (the “new scheduled payment date”) on which payment is to be made or to commence. No such additional deferral election shall take effect until twelve (12) months have elapsed. Any election under this Section 5.2 to postpone a fixed payment date shall not affect the provisions of Section 5.1 relating to earlier payment following a Separation from Service or the provisions of Section 5.4 relating to earlier payment upon death.

5.3. Installments. All installment payments shall be paid in annual installments over a period of from 1 to 15 years, as irrevocably elected by the Participant at the time of his or her deferral election. The amount of each installment shall be determined by dividing the Account (or the portion of the Account to which the installment election relates) by the number of installments remaining to be paid. For purposes of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations, a Participant’s entitlement to a series of installments shall be treated as an entitlement to a single payment, and any subsequent deferrals of installment payments shall be governed by Section 5.2 of this Plan.

5.4. Payments Upon Death; Designation of Beneficiary(ies). If a Participant should die before the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable following death (but in all events by the later of the close of the calendar year in which death occurs or, if later, by the fifteenth day of the third month after death occurs) in a single lump sum to the Participant’s beneficiary or beneficiaries designated as hereinafter provided. Each Participant shall designate in writing, on a form acceptable to the Administrator and subject to such conditions as the Administrator shall prescribe (including, in the Administrator’s discretion, spousal consent in the case of married Participants), a beneficiary or beneficiaries to receive any amounts remaining to be paid hereunder at the Participant’s death; but if no such beneficiary designation is in effect at the time of the Participant’s death, or if the Participant’s beneficiary(ies) do(es) not survive the Participant, the Administrator shall cause any such remaining benefits to be paid to the executor or administrator of the Participant’s estate.

5.5. Unforeseeable Emergency. If a Participant suffers an unforeseeable emergency (as defined in Section 1.409A-3(i)(3) of the Treasury Regulations) prior to the payment in full of his or her Account, the Participant may apply in writing for an extraordinary distribution under this Section 5.5. If the Administrator in its discretion determines that an unforeseeable emergency has occurred, the Participant’s Employer will pay the Participant an amount equal to the lesser of the following amounts: (i) the then balance of the Participant’s Account; or (ii) the amount determined by the Administrator to be necessary to meet the emergency (including applicable taxes).

5.6. Taxes. All distributions under the Plan shall be subject to reduction for applicable tax withholdings.

6. ASSIGNMENT. Each Employer’s obligations under the Plan shall be binding upon its successors and assigns. The rights of Participants and beneficiaries under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of such Participants and beneficiaries. Any attempt by any person other than Participants or their beneficiaries to bring a claim under the Plan shall be null and void.

7. PLAN TO BE UNFUNDED, ETC. The Plan is intended to be a “pension plan” (within the meaning of Section 3(2) of ERISA) that is unfunded for ERISA and tax purposes and that qualifies for the exemptions described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Administrator shall be the “plan administrator” of the Plan and shall have discretion to construe its terms and determine each Eligible Person’s or Participant’s eligibility for deferrals or distributions hereunder. The Administrator shall establish, and may from time to time modify, procedures under Section 503 of ERISA for the administration of claims and appeals from any denial of a claim under the Plan.

Nothing in this Section or in Section 4.2 shall be construed as prohibiting the Employer from establishing and maintaining a “rabbi trust” or similar trust or account in connection with the Plan, so long as the maintenance and funding of such a trust or account does not jeopardize the unfunded status of the Plan under ERISA or effective tax deferral under the Code.

8. NO CONTRACT OF EMPLOYMENT. By participating in the Plan, each Participant expressly acknowledges and agrees that (i) nothing in the Plan or in its operation, including deferrals hereunder, limits the right of the Company or any other Employer to terminate the employment of the Participant at any time, with or without cause, and that (ii) neither the Participant, nor his or her beneficiaries, will claim lost compensation or tax benefits associated with discontinuance of participation in the Plan as damages or as a measure of damages in connection with any termination of employment.

9. AMENDMENT AND TERMINATION. The Administrator may terminate the Plan at any time and may amend the Plan at any time and from time to time, with or without retroactive effect, including without limitation amendments that change the form or timing of distributions; provided, that no such action shall, without the consent of the affected Participant, reduce the balance of any Participant’s Account below what it was immediately prior to the taking of such action. Upon termination of the Plan in general or as to any Participant or group of Participants (including exclusion of any Participant as described in the preceding sentence), payments hereunder shall be accelerated only to the extent permitted by Section 409A.

10. ADMINISTRATION OF THE PLAN. The Administrator shall have full power to interpret and administer the Plan and determine the eligibility of any person for benefits hereunder and the amount of any such benefit, in its discretion. Without limiting the foregoing, the Administrator shall have full discretionary power and authority, not inconsistent with the express provisions of the Plan, to select those individuals who may participate in the Plan; to determine their remuneration eligible for deferral under the Plan; to determine their eligibility to commence receipt of benefits (including, without limitation, any determination as to the proper treatment of leaves of absence and other periods when an individual is not actively rendering service to the Employer); to adopt, alter, and repeal such rules, guidelines and procedures for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to prescribe the form of any election under the Plan; and otherwise to supervise the administration of the Plan.

11. MISCELLANEOUS

11.1 Waiver of Jury Trial. By electing to participate in the Plan, each Participant (i) waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury, and (ii) certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

11.2 Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Subsidiary, nor the Administrator, nor any person acting on behalf of the Company, any Subsidiary, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 409A; provided, that nothing in this Section 11.2 shall limit the ability of the Administrator or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

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